Exhibit 23.2


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of Time Warner Inc. ("Time Warner") on Form S-8 pertaining to the TWC Savings Plan of our report dated June 10, 2003, with respect to the statements of net assets available for benefits of the TWC Savings Plan and the related statements of changes in net assets available for benefits for the year ended December 31, 2002, included in the Annual Report on Form 11-K for the year ended December 31, 2002 for such plan, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP
Charlotte, North Carolina
May 26, 2004